FREE WRITING PROSPECTUS

C-BASS Series 2007-CB1 Trust

Mortgage Loan Asset-Backed Certificates, Series 2007-CB1

$574,673,000 Approximate Total Offered Certificates

Subject to Revision

January 23, 2006 - Computational Materials

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by emailing HEL.ABS@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This communication shall not constitute an offer to sell or the solicitation of an offer to buy in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any state or other jurisdiction.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THIS INFORMATION IS FURNISHED TO YOU BY JPMORGAN AND NOT BY THE ISSUER OF THE SECURITIES OR ANY OF ITS AFFILIATES.  JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE DEPOSITOR OR THE ISSUER IN CONNECTION WITH THE PROPOSED TRANSACTION.

JPMORGAN

COMPUTATIONAL MATERIALS FOR

c-bass 2007-CB1

C-BASS Mortgage Loan Asset-Backed Certificates,

Series 2007-CB1

Approximate Total Offered Certificates: $574,673,000(1)

Credit-Based Asset Servicing and Securitization LLC

Seller

Litton Loan Servicing LP

Servicer

Bond Securitization, L.L.C.

Depositor

	Principal	WAL (Years)	Payment Window	Expected Rating	Assumed Final	Certificate
Class(2,3,4,7)	Balance ($)(1)	Call/Mat (5)	(Mths) Call/Mat(5) CallWindow(3)*	(Moody’s/S&P/Fitch/DBRS)	Distribution Date(6)	Type(3)
AF-1	246,650,000	0.90 / 0.90	1 - 21 / 1 - 21	Aaa/AAA/AAA/AAA	January 2037	Floating Rate Senior Seq
AF-2	86,879,000	2.00 / 2.00	21 - 29 / 21 - 29	Aaa/AAA/AAA/AAA	January 2037	Fixed Rate Senior Seq
AF-3	70,062,000	3.00 / 3.00	29 - 53 / 29 - 53	Aaa/AAA/AAA/AAA	January 2037	Fixed Rate Senior Seq
AF-4	20,420,000	5.00 / 5.00	53 - 71 / 53 - 71	Aaa/AAA/AAA/AAA	January 2037	Fixed Rate Senior Seq
AF-5	19,857,000	6.71 / 10.42	71 - 83 / 71 - 197	Aaa/AAA/AAA/AAA	January 2037	Fixed Rate Senior Seq
AF-6	49,319,000	6.11 / 6.82	46 - 83 / 46 - 195	Aaa/AAA/AAA/AAA	January 2037	Fixed Rate Senior NAS
M-1	17,394,000	3.54 / 3.54	41 - 45 / 41 - 45	Aa1/AA+/AA+/AA (high)	January 2037	Floating Rate Mezzanine
M-2	17,394,000	4.74 / 4.74	45 - 78 / 45 - 78	Aa2/AA/AA+/AA (high)	January 2037	Floating Rate Mezzanine
M-3	10,380,000	6.85 / 9.13	78 - 83 / 78 - 161	Aa3/AA/AA/AA	January 2037	Floating Rate Mezzanine
M-4	9,766,000	4.68 / 5.16	40 - 83 / 40 - 142	A1/AA-/AA-/AA (low)	January 2037	Floating Rate Mezzanine
M-5	9,156,000	4.66 / 5.12	39 - 83 / 39 - 136	A2/A+/A+/A (high)	January 2037	Floating Rate Mezzanine
M-6	8,851,000	4.64 / 5.07	39 - 83 / 39 - 130	A3/A-/A/A	January 2037	Floating Rate Mezzanine
M-7	8,545,000	4.63 / 5.01	38 - 83 / 38 - 123	Baa1/BBB+/BBB+/BBB (high)	January 2037	Floating Rate Mezzanine
M-8	7,325,000	4.62 / 4.94	38 - 83 / 38 - 115	Baa2/BBB/BBB/BBB	January 2037	Floating Rate Mezzanine
B-1	6,104,000	4.62 / 4.86	38 - 83 / 38 - 106	Baa3/BBB-/BBB-/BBB (low)	January 2037	Floating Rate Subordinate
B-2	7,019,000	4.60 / 4.70	37 - 83 / 37 - 97	Ba1/BB+/BB+/BB (high)	January 2037	Fixed Rate Subordinate
Total:	595,121,000

(1)

The approximate size is subject to a permitted variance in the aggregate of plus or minus 5%.

(2)

The Offered Certificates will be priced to the Optional Termination Date.  The Floating Rate Certificates will settle flat. The Fixed Rate Certificates will settle with accrued interest, beginning on January 1, 2007.

(3)

The pass-through rate on the Fixed Rate Certificates will be a fixed rate which will increase by 0.50% on the first Distribution Date after the first possible Optional Termination Date.  The certificate margin on the Class AF-1 Certificates will equal 2 times its original applicable margin on each Distribution Date after the first possible Optional Termination Date.  The certificate margin on each class of the Mezzanine Certificates and the Class B-1 Certificates will equal 1.5 times its original certificate margin on each Distribution Date after the first possible Optional Termination Date.

(4)

The Certificates will be subject to the applicable rate cap as described herein.

(5)

The Certificates will be priced at 23 HEP for the fixed rate collateral, which assumes 2.3% in month 1, building linearly to 23% in month 10 and remaining constant thereafter.  The Certificates will be priced at 100% PPC for the adjustable rate collateral, which assumes 2% CPR in month 1, building linearly to 30% CPR in month 12, remaining at 30% CPR through month 22, 50% CPR from month 23 to month 27, and 35% CPR in month 28 and thereafter; provided, however, that the prepayment rate will not exceed 95% CPR in any period for any given percentage of Pricing Prepayment Speed).  Assumes 10% optional termination occurs.

(6)

Latest maturity date for any mortgage loan with a thirty year legal term to maturity, plus one month.

(7)

The Class M-8 Certificates and the Subordinate Certificates will be privately placed and will not be offered pursuant to the prospectus.  Information presented herein for the Class M-8 Certificates and Subordinate Certificates is solely to assist purchasers of the Offered Certificates.

Title of Certificates

C-BASS Mortgage Loan Asset-Backed Certificates, Series 2007-CB1, consisting of:

(i)

The Class AF-1, Class AF-2, Class AF-3, Class AF-4, Class AF-5 and Class AF-6 Certificates (the “Senior Certificates” or the “Class A Certificates”).

(ii)

The Class M-1, Class M-2 and Class M-3 Certificates (the “AA Mezzanine Certificates”).  The AA Mezzanine Certificates and the Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates are collectively referred to as the “Mezzanine Certificates”.

(iii)

The Class B-1 and Class B-2 Certificates (the “Subordinate Certificates”).

(iv)

The Senior Certificates and the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates are collectively known as the “Offered Certificates”.

(v)

The Class AF-2, Class AF-3, Class AF-4, Class AF-5, Class AF-6 and Class B-2 Certificates are collectively known as the “Fixed Rate Certificates”.

(vi)

The Class AF-1, Mezzanine and Class B-1 Certificates are known as the “Floating Rate Certificates”.

(vii)

The Class CE-1, Class CE-2, Class P, Class R and Class R-X Certificates.

Lead Manager	J.P. Morgan Securities Inc.
Co-Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Rabobank

Depositor	Bond Securitization, L.L.C.
Seller	Credit-Based Asset Servicing and Securitization LLC (“C-BASS”)
Servicer	Litton Loan Servicing LP, a subsidiary of the Seller
Trustee	U.S. Bank National Association
Custodian	The Bank of New York
Significant Originators (+10%)	New Century (28.98%), Wilmington Finance Inc. (24.45%) and Ownit Mortgage Solutions Inc. (16.96%). No other originator has originated more than 10% of the Mortgage Loans.
Swap Provider	[TBD]. The Swap Provider will be rated at least “A2” by Moody’s, “A” by S&P and “A” by Fitch.
Cut-Off Date	January 1, 2007
Pricing Date	On or about January [25], 2007
Closing Date	On or about February [7], 2007
Distribution Dates

Distribution of principal and interest on the Certificates will be made on the 25th day of each month or, if such day is not a business day, on the first business day thereafter, commencing in February 2007.

Payment Delay	With respect to the Fixed Rate Certificates, 24 days. With respect to the Floating Rate Certificates, 0 days.
Day Count	With respect to the Fixed Rate Certificates, 30/360. With respect to the Floating Rate Certificates, Actual/360.
ERISA Considerations	The Offered Certificates are expected to be ERISA eligible, provided the investors meet the requirements of certain investor-based exemptions as described in the prospectus supplement.
Legal Investment	The Offered Certificates will not constitute “mortgage-related securities” for SMMEA purposes.
Tax Status

For federal income tax purposes, the Trust Fund will include two or more segregated asset pools, with respect to which elections will be made to treat each as a “real estate mortgage investment conduit” (“REMIC”).

Optional Termination Date	Any Distribution Date on which the aggregate principal balance of the Mortgage Loans is 10% or less than the aggregate Cut-Off Date principal balance of the Mortgage Loans.
Monthly Servicer Advances

The Servicer is required to advance at least one business day prior to each Distribution Date scheduled principal and interest payments (net of the Servicing Fee) that were due during the related collection period that are not received by the related determination date unless it deems such advance to be non-recoverable.  The Servicer will make limited advances on delinquent balloon mortgage loans.  The Servicer will not make any principal advances on REO properties and is not required to make any principal advances with respect to second lien mortgage loans.  The Servicer is not obligated to make any advance with respect to a reduction in the monthly payment due to bankruptcy proceedings or the application of the Servicemembers Civil Relief Act, as amended, (the “Relief Act”) or similar state laws.

Mortgage Loans

The Mortgage Loans consist of 3,118 conforming and non-conforming, fixed rate and adjustable rate, conventional closed-end Mortgage Loans with a current aggregate principal balance of approximately $610,378,378, secured by 1st and 2nd lien, level pay and balloon mortgages on primarily 1-4 family properties and will be serviced by Litton Loan Servicing LP.  The collateral information presented in this term sheet regarding the Mortgage Loans is as of January 1, 2007. Please see collateral tables herein for additional information.

Total Deal Size	Approximately $595,121,000.
Administrative Fees

The servicing fee will be 50 bps per annum (payable monthly) on the stated principal balance of the Mortgage Loans.  For so long as Litton Loan Servicing LP is servicing the Mortgage Loans, 15 bps per annum (payable monthly) will be paid to Litton Loan Servicing LP and 35 bps per annum will be paid to the holder of the Class CE-2 Certificates.

The Trustee will be paid fees aggregating approximately 0.0050% per annum (payable monthly) on the stated principal balance of the Mortgage Loans.

Credit Enhancements	1. Excess Interest 2. Over-Collateralization 3. Subordination 4. Net Swap Payments received from the Swap Provider (if any)
Excess Interest	Excess interest cashflow will be available as credit enhancement.
Over-Collateralization Amount

On any Distribution Date, the over-collateralization amount (the “O/C Amount”) will equal the excess, if any, of (x) the aggregate principal balance of the Mortgage Loans as of the last day of the related collection period over (y) the aggregate certificate principal balance of all classes of Senior, Mezzanine and Subordinate Certificates (after taking into account all distributions of principal on such Distribution Date).  On the Closing Date, the O/C Amount will equal approximately 2.50% of the aggregate principal balance of the Mortgage Loans.  To the extent the O/C Amount is reduced below the O/C Target Amount, excess cashflow will be directed to build O/C until the O/C Target Amount is restored.

Initial O/C Target:  Approximately 2.50% of Cut-Off Date balance

O/C Target:  Initial O/C Target before stepdown and the lesser of the Initial O/C Target and 5.00% of current balance after stepdown

O/C Floor:   (i) prior to month 240, 0.50% of the aggregate principal balance of the Mortgage Loans as of the Cut-Off Date and (ii) on or after month 240, the greater of (a) 0.50% of the aggregate principal balance of the Mortgage Loans as of the Cut-Off Date and (b) the aggregate principal balance of the outstanding Mortgage Loans with 40-year terms to maturity as of the end of the related collection period, plus 0.10% of the aggregate principal balance of the Mortgage Loans as of the Cut-Off Date.

Class Size and Initial Subordination	Classes Class A Class M-1 Class M-2 Class M-3 Class M-4 Class M-5 Class M-6 Class M-7 Class M-8 Class B-1 Class B-2

Rating (M/S/F/D)

Aaa/AAA/AAA/AAA

Aa1/AA+/AA+/AA (high)

Aa2/AA/AA+/AA (high)

Aa3/AA/AA/AA

A1/AA-/AA-/AA (low)

A2/A+/A+/A (high)

A3/A-/A/A

Baa1/BBB+/BBB+/BBB (high)

Baa2/BBB/BBB/BBB

Baa3/BBB-/BBB-/BBB (low)

Ba1/BB+/BB+/BB (high)

Class Size (%) 80.80 2.85 2.85 1.70 1.60 1.50 1.45 1.40 1.20 1.00 1.15 Initial Subordination (%)[1] 19.20 16.35 13.50 11.80 10.20 8.70 7.25 5.85 4.65 3.65 2.50
[1]The subordination includes the Initial O/C Amount.

Interest Accrual

Interest will accrue on the Certificates at the applicable Pass-Through Rate.

Interest on the Floating Rate Certificates will accrue initially from the Closing Date to (but excluding) the first Distribution Date, and thereafter, from the prior Distribution Date to (but excluding) the applicable Distribution Date on an Actual/360 basis.

Interest on the Fixed Rate Certificates will accrue from and including the first day of the calendar month preceding the applicable Distribution Date up to and including the last day of such month, on a 30/360 basis.

Realized Losses

Losses resulting from the liquidation of defaulted mortgage loans will first be applied to excess interest, if any, and will then reduce the level of the O/C Amount.  If there is no excess interest and no O/C Amount, such losses will be allocated to the Mezzanine Certificates and the Subordinate Certificates in reverse order of seniority as follows: Class B-2, Class B-1, Class M-8, Class M-7, Class M-6, Class M-5, Class M-4, Class M-3, Class M-2 and Class M-1 Certificates.  Realized Losses will not be allocated to the Senior Certificates.

Special Hazard Losses

Special Hazard Losses are generally Realized Losses that result from direct physical damage to mortgaged properties caused by natural disasters and other hazards (i) which are not covered by hazard insurance policies (such as earthquakes) and (ii) for which claims have been submitted and rejected by the related hazard insurer and any shortfall in insurance proceeds for partial damage due to the application of the co-insurance clauses contained in hazard insurance policies.  Special Hazard Losses will be allocated as described above, except that if the aggregate amount of such losses, as of any date of determination, exceeds the greatest of (i) 1.00% of the principal balance of the Mortgage Loans as of the Cut-Off Date, (ii) two times the amount of the principal balance of the largest Mortgage Loan and (iii) an amount equal to the aggregate principal balances of the Mortgage Loans in the largest zip-code concentration in the State of California, such excess losses will be allocated among all the outstanding classes (other than the Senior Certificates), pro-rata, based on their respective Certificate Principal Balances.

Prepayment Interest Shortfall

With respect to any Distribution Date, for each mortgage loan that was the subject of a principal prepayment in full during the portion of the related Prepayment Period occurring between the first day of the related Prepayment Period and the last day of the calendar month immediately preceding such Distribution Date an amount equal to the interest at the mortgage interest rate for such mortgage loan (the “Mortgage Interest Rate”) (net of the related Administrative Fees) on the amount of any principal prepayment in full for the number of days commencing on the date on which the principal prepayment is applied and ending on the last day of the calendar month immediately preceding such Distribution Date.  The Servicer will cover Prepayment Interest Shortfalls on mortgage loans to the extent that this amount does not exceed one-half of the Servicing Fee for such Distribution Date.  However, the Servicer will not cover interest shortfalls due to application of the Relief Act or principal prepayments in part.

With respect to any Distribution Date, the Servicer will have the right to retain as prepayment interest excess for each Mortgage Loan that was the subject of a principal prepayment in full during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Distribution Date occurs and the last day of the related Prepayment Period, an amount equal to interest at the applicable Mortgage Interest Rate (net of the related Administrative Fees) on the amount of such principal prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the date on which such principal prepayment is so applied.

Prepayment Period

With respect to any Distribution Date, the period commencing on the 16th day of the calendar month preceding the calendar month in which such Distribution Date occurs (or, in the case of the first Distribution Date, from January 1, 2007) and ending on the 15th day of the calendar month in which the related Distribution Date occurs.

Pass-Through Rates

On each Distribution Date prior to and including the Optional Termination Date, the Pass-Through Rate for the Certificates is as follows:

The Pass-Through Rate for the Floating Rate Certificates for any Distribution Date will be the lesser of:

(i)

the sum of (x) one-month LIBOR as determined for the related period and (y) the related certificate margin for the applicable class, and

(ii)

the Net WAC Cap for such Distribution Date.

The Pass-Through Rate for the Fixed Rate Certificates for any Distribution Date will be the lesser of:

(i)

the certificate coupon for such Distribution Date, and

(ii)

the Net WAC Cap for such Distribution Date.

On each Distribution Date after the first possible Optional Termination Date, the certificate margins for the Class AF-1 Certificates will be equal to 2 times their respective initial margins and for the Mezzanine and Class B-1 Certificates, the related certificate margins will be 1.5 times their respective initial margins.

On the Distribution Date after the Optional Termination Date, the coupon on each Fixed Rate Certificate will increase by 0.50% per annum.

Interest Rate Swap Agreement

On the Closing Date, the Supplemental Interest Trust Trustee on behalf of the supplemental interest trust (the “Supplemental Interest Trust”) will enter into an Interest Rate Swap Agreement with a notional amount equal to, on each Distribution Date, the “Swap Notional Amount.” On or before each Distribution Date commencing with the Distribution Date in February 2007 and ending with the Distribution Date in April 2011 the Supplemental Interest Trust shall be obligated to pay to the Swap Provider a fixed amount for that Distribution Date, equal to the product of (x) a fixed rate equal to [ ]% per annum, (y) the Swap Notional Amount for that Distribution Date and (z) a fraction, the numerator of which is 30 (or, for the first Distribution Date, the number of days elapsed from and including the effective date (as defined in the Interest Rate Swap Agreement) to but excluding the first Distribution Date, determined on a 30/360 basis) and the denominator of which is 360, and the Swap Provider will be obligated to pay to the Supplemental Interest Trust a floating amount for that Distribution Date, equal to the product of (x) One-Month LIBOR, as determined pursuant to the Interest Rate Swap Agreement, for the related calculation period (as defined in the Interest Rate Swap Agreement), (y) the Swap Notional Amount for that Distribution Date, and (z) a fraction, the numerator of which is equal to the actual number of days in the related calculation period and the denominator of which is 360, until the Interest Rate Swap Agreement is terminated.  Only the net amount of the two obligations will be paid by the appropriate party (the “Net Swap Payment”).  See the attached schedule for the Swap Notional Amount for each Distribution Date.

Generally, the Net Swap Payment will be deposited into a swap account (the “Swap Account”) by the Supplemental Interest Trust Trustee pursuant to the Pooling and Servicing Agreement and amounts on deposit in the Swap Account will be distributed as described below under “Supplemental Interest Trust Distributions” and in accordance with the terms set forth in the Pooling and Servicing Agreement.  The Swap Account will be part of the Supplemental Interest Trust but not an asset of any REMIC.

Upon early termination of the Interest Rate Swap Agreement, the Supplemental Interest Trust or the Swap Provider may be liable to make a termination payment (the ‘‘Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Interest Rate Swap Agreement. In the event that the Supplemental Interest Trust is required to make a Swap Termination Payment, that payment will be paid on the related Distribution Date, and on any subsequent Distribution Dates until paid in full generally, prior to distributions to certificateholders.

In the event that the Supplemental Interest Trust receives a Swap Termination Payment, and a successor Swap Provider cannot be obtained, then such Swap Termination Payment will be deposited into a reserve account and the Supplemental Interest Trust Trustee, on each subsequent Distribution Date, will withdraw the amount of any Net Swap Payment due to the Supplemental Interest Trust (calculated in accordance with the terms of the original Interest Rate Swap Agreement) and administer such Net Swap Payment in accordance with the terms of the Pooling and Servicing Agreement.

A “Defaulted Swap Termination Payment” means any payment required to be made by the Supplemental Interest Trust to the Swap Provider pursuant to the Interest Rate Swap Agreement as a result of an event of default under the Interest Rate Swap Agreement with respect to which the Swap Provider is the defaulting party or a termination event (including a downgrade termination event) under that agreement (other than illegality or a tax event) with respect to which the Swap Provider is the sole Affected Party (as defined in the Interest Rate Swap Agreement).

Net Maximum Mortgage Interest Rate

The Net Maximum Mortgage Interest Rate for each Mortgage Loan is (a) (i) in the case of the adjustable rate Mortgage Loans, the applicable maximum mortgage interest rate specified in the related mortgage note and (ii) in the case of the fixed rate Mortgage Loans, the applicable mortgage interest rate specified in the related mortgage note less (b) the sum of the applicable Administrative Fees.

Net Maximum WAC

The average of the Net Maximum Mortgage Interest Rates for the Mortgage Loans, weighted on the basis of the principal balances of the Mortgage Loans as of the first day of the related collection period.

Maximum Rate Cap

For the Floating Rate Certificates, the Maximum Rate Cap for any Distribution Date will be a per annum rate (expressed on the basis of an assumed 360-day year and the actual number of days elapsed during the related accrual period) equal to (i) the Net Maximum WAC plus (ii) 12 times the quotient of (a) the Net Swap Payment and Swap Termination Payment, if any, made to the Trust (other than a Defaulted Swap Termination Payment) and (b) the aggregate principal balance of the Mortgage Loans as of the first day of the related collection period. Any interest shortfall due to the Maximum Rate Cap will not be reimbursed.

Net WAC Cap

The “Net WAC Cap” for any Distribution Date will be a per annum rate equal to 12 times the quotient of (x) the total scheduled interest on the Mortgage Loans for the related Interest Accrual period, net of Administrative Fees, less the Net Swap Payment and Swap Termination Payment (other than a Defaulted Swap Termination Payment), if any, made to the Swap Provider and (y) the aggregate stated principal balance of the Mortgage Loans as of the first day of the related collection period, expressed, with respect to the Floating Rate Certificates, on the basis of an assumed 360-day year and the actual number of days elapsed during the related Interest Accrual period and, with respect to the Fixed Rate Certificates, on the basis of an assumed 360-day year consisting of twelve 30-day months.

Shortfall Reimbursement

If on any Distribution Date the pass-through rate on any class of Certificates is limited by the Net WAC Cap, the amount of such interest that would have been distributed if the pass-through rate on the related class of Certificates had not been so limited by the Net WAC Cap, up to but not exceeding the Maximum Rate Cap, and the aggregate of such shortfalls from previous Distribution Dates together with accrued interest at the related pass-through rate (not limited by the applicable Net WAC Cap) will be carried over to the next Distribution Date until paid (herein referred to as “Carryover”).  Such reimbursement will be paid only on a subordinated basis.  No Carryover will be paid with respect to a class of Certificates once its principal balance has been reduced to zero.

Class AF-6 Lockout Distribution Amount

For any Distribution Date, the product of (x) the Class AF-6 Lockout Distribution Percentage (as set forth in the underlying table) for that Distribution Date and (y) the Class AF-6 Pro Rata Distribution Amount for that Distribution Date. In no event shall the Class AF-6 Lockout Distribution Amount for a Distribution Date exceed the principal distribution amount for the Senior Certificates for that Distribution Date or the certificate principal balance of the Class AF-6

Certificates immediately prior to that Distribution Date.

Class AF-6 Lockout Distribution Percentage	For a Distribution Date in any period listed in the table below, the applicable percentage listed opposite such period:
	Distribution Dates	Lockout Percentage
	February 2007 through and including January 2010	0%
	February 2010 through and including January 2012	45%
	February 2012 through and including January 2013	80%
	February 2013 through and including January 2014	100%
	February 2014 and thereafter	300%

Class AF-6 Pro Rata Distribution Amount

For any Distribution Date, an amount equal to the product of (x) a fraction, the numerator of which is the certificate principal balance of the Class AF-6 Certificates immediately prior to that Distribution Date and the denominator of which is the aggregate certificate principal balance of the Senior Certificates immediately prior to that Distribution Date and (y) the senior principal distribution amount for the Senior Certificates for that Distribution Date.

Cashflow Priority

Interest received or advanced on each Distribution Date will be allocated in the following priority:

(i)

Repayment of any unreimbursed Servicer advances;

(ii)

Administrative fees;

(iii)

To the Supplemental Interest Trust, any Net Swap Payments, if any, owed to the Swap Provider;

(iv)

To the Supplemental Interest Trust, any Swap Termination Payment owed to the Swap Provider (other than a Defaulted Swap Termination Payment);

(v)

Concurrently, to the Senior Certificates, pro-rata, from available interest funds, related monthly interest and unpaid monthly interest;

(vi)

Sequentially, to each class of Mezzanine Certificates in numerical order, the related monthly interest; and

(vii)

Sequentially, to each class of Subordinate Certificates in numerical order, the related monthly interest.

On any Distribution Date, interest remaining after distributions made above plus any overcollateralization release amount and any excess principal (without duplication)  for such Distribution Date (together, the “Excess Cashflow”) will be distributed as follows:

(i)

To the Senior Certificates, pro-rata, the related monthly interest and unpaid monthly interest;

(ii)

To pay any principal on the Certificates then entitled to distributions of principal, in accordance with the principal payment provisions described herein, in an amount necessary to maintain the applicable Target Overcollateralization Amount;

(iii)

Sequentially, to the Mezzanine Certificates in numerical order, the related monthly interest, unpaid monthly interest and realized losses;

(iv)

Sequentially, to the Subordinate Certificates in numerical order, the related monthly interest, unpaid monthly interest and realized losses;

(v)

Payment of Carryover concurrently to the Senior Certificates in proportion to their respective Carryover amounts;

(vi)

Payment of Carryover to the Mezzanine Certificates in numerical order;

(vii)

Payment of Carryover to the Subordinate Certificates in numerical order;

(viii)

To the Supplemental Interest Trust, any Defaulted Swap Termination Payment owed to the Swap Provider;

(ix)

Remaining amounts will be paid in accordance with the Pooling and Servicing Agreement and will not be available for payment to holders of the Senior, Mezzanine or Subordinate Certificates.

PRINCIPAL PAYDOWN

Principal received or advanced on each Distribution Date will be allocated to the Supplemental Interest Trust first, to pay any remaining Net Swap Payments owed to the Swap Provider and second, to pay any remaining Swap Termination Payment owed to the Swap Provider (other than a Defaulted Swap Termination Payment), to the extent not already paid as described in “Cashflow Priority” above).

THE SUBORDINATE CLASS PRINCIPAL DISTRIBUTION TEST IS MET IF:
i) The Stepdown Date has occurred; and ii) A Trigger Event does not exist.

IF THE SUBORDINATE CLASS PRINCIPAL DISTRIBUTION TEST IS NOT MET:

All Certificates will be entitled to receive payments of principal, in the following order of priority:

(i)

Sequentially, first to the Class AF-6 Certificates (up to the Class AF-6 Lockout Distribution Amount), then to the Class AF-1, Class AF-2, Class AF-3, Class AF-4, Class AF-5 and Class AF-6 Certificates, in that order, until their certificate principal balances are reduced to zero (notwithstanding the foregoing, if the aggregate certificate principal of the Senior Certificates exceeds the aggregate principal balance of the Mortgage Loans, principal distributions will be allocated concurrently, pro-rata, to the Class AF-1, Class AF-2, Class AF-3, Class AF-4, Class AF-5 and Class AF-6 Certificates);

(ii)

Sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class B-1 and Class B-2 Certificates, in that order, to each such class of certificates until the certificate principal balance of each such class has been reduced to zero.

IF THE SUBORDINATE CLASS PRINCIPAL DISTRIBUTION TEST IS MET:

All Certificates will be entitled to receive payments of principal, in the following order of priority:

First to the Senior Certificates (allocated among the Senior Certificates as described immediately above), second sequentially to the Class M-1, Class M-2 and Class M-3 Certificates, third to the Class M-4 Certificates, fourth to the Class M-5 Certificates, fifth to the Class M-6 Certificates, sixth to the Class M-7 Certificates, seventh to the Class M-8 Certificates, eighth to the Class B-1 Certificates and ninth to the Class B-2 Certificates, in each case up to amounts necessary to maintain the subordination for each class at its required level.

Principal allocable to the Class M-1, Class M-2 and Class M-3 Certificates, in the aggregate, will be distributed sequentially, in that order, to each such class of certificates until the Certificate principal balance of each such class has been reduced to zero.

The required levels of subordination are as follows:

	Initial (%)	On or After Stepdown Date (%)
Senior Certificates	19.20	38.40
AA Mezzanine Certificates*	11.80	23.60
Class M-4	10.20	20.40
Class M-5	8.70	17.40
Class M-6	7.25	14.50
Class M-7	5.85	11.70
Class M-8	4.65	9.30
Class B-1	3.65	7.30
Class B-2	2.50	5.00
* The Class M-1, Class M-2 and Class M-3 Certificates have Initial Credit Support of 16.35%, 13.50% and 11.80%, respectively

Supplemental Interest Trust Distributions

On any Distribution Date and after all distributions made under interest and principal distributions above, funds in the Supplemental Interest Trust with respect to the Interest Rate Swap Agreement will be distributed in the following order of priority:

(i)

to the Swap Provider, all Net Swap Payments, if any, owed to the Swap Provider for such distribution date;

(ii)

to the Swap Provider, any Swap Termination Payment, other than a Defaulted Swap Termination Payment, if any, owed to the Swap Provider;

(iii)

to pay any remaining related monthly interest and any unpaid monthly interest amounts on the Class AF-1 Certificates, and then to pay any remaining related monthly interest and any unpaid monthly interest amounts on the Mezzanine and Class B-1 Certificates, sequentially in numerical order;

(iv)

to pay any principal on the Certificates then entitled to distributions of principal, in accordance with the principal payments provisions described herein, in an amount necessary to maintain the applicable Target Overcollateralization Amount;

(v)

to pay the Mezzanine and Class B-1 Certificates, sequentially, in numerical order any Realized Losses;

(vi)

to pay the Class AF-1 Certificates, any remaining Carryover;

(vii)

to pay the Mezzanine and Class B-1 Certificates, sequentially, in numerical order any remaining Carryover;

(viii)

to the Swap Provider, any Defaulted Swap Termination Payment, to the extent not already paid; and

(ix)

to the holders of the Class CE-1 Certificates, any remaining amounts.

Stepdown Date

The later to occur of (x) the earlier to occur of (a) the Distribution Date in February 2010 and (b) the Distribution Date on which the aggregate certificate principal balance of the Class A Certificates is reduced to zero, and (y) the first Distribution Date on which the Senior Enhancement Percentage is greater than or equal to 38.40%.

Senior Enhancement Percentage

On any Distribution Date, is the percentage obtained by dividing (x) the sum of (i) the aggregate certificate principal balance of the Mezzanine and Subordinate Certificates and (ii) the O/C Amount, in each case before taking into account principal distributions on such Distribution Date by (y) the principal balance of the Mortgage Loans as of the last day of the related collection period.

Trigger Event

Is in effect on a Distribution Date if any one of the following conditions exist as of the last day of the immediately preceding collection period:

i.

The “Rolling Six Month 60+ Day Delinquency Percentage” equals or exceeds 41.67% of the Senior Enhancement Percentage; or

ii.

The aggregate amount of realized losses incurred since the Cut-Off Date through the last day of such preceding collection period divided by the initial pool balance exceeds the applicable percentages set forth below with respect to such Distribution Date:

	Distribution Date Occurring	Loss Percentage
	February 2009 – January 2010	1.30%
	February 2010 – January 2011	2.95%
	February 2011 – January 2012	4.70%
	February 2012 – January 2013	6.10%
	February 2013 – January 2014	6.95%
	February 2014 and thereafter	7.05%

60+ Day Delinquent Loan

Each Mortgage Loan with respect to which any portion of a monthly payment is, as of the last day of the prior collection period, two months or more past due, each Mortgage Loan in foreclosure, all REO Property and each Mortgage Loan for which the Mortgagor has filed for bankruptcy after the Closing Date.

Rolling Six Month 60+ Day Delinquency Percentage

With respect to any Distribution Date, the average of the percentage equivalents of the fractions determined for each of the six immediately preceding collection periods, the numerator of each of which is equal to the aggregate principal balance of Mortgage Loans that are 60+ Day Delinquent Loans as of the end of the day immediately preceding such collection period, and the denominator of which is the aggregate Mortgage Loan balance as of the end of the related collection period.

Mortgage Loan Tables

The following tables describe the mortgage loans and the related mortgaged properties as of the close of business on the Cut-Off Date. The sum of the columns below may not equal the total indicated due to rounding.

BOND SUMMARY TO CALL

Prepayment Speed	0%	80%	100%	150%	200%
Class AF-1
WAL	17.90	1.08	0.90	0.62	0.48
Principal Window	1 - 308	1 - 25	1 - 21	1 - 15	1 - 11
Principal # Months	308	25	21	15	11
Class AF-2
WAL	27.49	2.52	2.00	1.41	1.04
Principal Window	308 - 354	25 - 40	21 - 29	15 - 20	11 - 15
Principal # Months	47	16	9	6	5
Class AF-3
WAL	29.62	4.54	3.00	1.78	1.37
Principal Window	354 - 357	40 - 78	29 - 53	20 - 24	15 - 19
Principal # Months	4	39	25	5	5
Class AF-4
WAL	29.72	8.15	5.00	2.06	1.57
Principal Window	357 - 357	78 - 106	53 - 71	24 - 26	19 - 20
Principal # Months	1	29	19	3	2
Class AF-5
WAL	29.72	8.80	6.71	2.24	1.64
Principal Window	357 - 357	106 - 106	71 - 83	26 - 29	20 - 21
Principal # Months	1	1	13	4	2
Class AF-6
WAL	17.26	6.64	6.11	2.65	1.80
Principal Window	37 - 356	39 - 106	46 - 83	29 - 36	21 - 24
Principal # Months	320	68	38	8	4
Class M-1
WAL	27.66	3.59	3.54	4.12	2.48
Principal Window	312 - 351	38 - 54	41 - 45	36 - 51	24 - 34
Principal # Months	40	17	5	16	11
Class M-2
WAL	29.60	6.05	4.74	4.22	2.80
Principal Window	351 - 357	54 - 99	45 - 78	51 - 51	34 - 34
Principal # Months	7	46	34	1	1
Class M-3
WAL	29.72	8.76	6.85	4.22	2.80
Principal Window	357 - 357	99 - 106	78 - 83	51 - 51	34 - 34
Principal # Months	1	8	6	1	1
Class M-4
WAL	28.88	5.72	4.68	4.17	2.80
Principal Window	312 - 357	38 - 106	40 - 83	49 - 51	34 - 34
Principal # Months	46	69	44	3	1
Class M-5
WAL	28.88	5.72	4.66	3.98	2.72
Principal Window	312 - 357	37 - 106	39 - 83	46 - 51	32 - 34
Principal # Months	46	70	45	6	3
Class M-6
WAL	28.88	5.71	4.64	3.82	2.59
Principal Window	312 - 357	37 - 106	39 - 83	44 - 51	30 - 34
Principal # Months	46	70	45	8	5
Class M-7
WAL	28.88	5.71	4.63	3.70	2.50
Principal Window	312 - 357	37 - 106	38 - 83	42 - 51	29 - 34
Principal # Months	46	70	46	10	6

BOND SUMMARY TO MATURITY

Prepayment Speed	0%	80%	100%	150%	200%
Class AF-1
WAL	17.90	1.08	0.90	0.62	0.48
Principal Window	1 - 308	1 - 25	1 - 21	1 - 15	1 - 11
Principal # Months	308	25	21	15	11
Class AF-2
WAL	27.49	2.52	2.00	1.41	1.04
Principal Window	308 - 354	25 - 40	21 - 29	15 - 20	11 - 15
Principal # Months	47	16	9	6	5
Class AF-3
WAL	29.62	4.54	3.00	1.78	1.37
Principal Window	354 - 357	40 - 78	29 - 53	20 - 24	15 - 19
Principal # Months	4	39	25	5	5
Class AF-4
WAL	29.73	8.76	5.00	2.06	1.57
Principal Window	357 - 358	78 - 133	53 - 71	24 - 26	19 - 20
Principal # Months	2	56	19	3	2
Class AF-5
WAL	29.80	14.52	10.42	2.24	1.64
Principal Window	358 - 358	133 - 244	71 - 197	26 - 29	20 - 21
Principal # Months	1	112	127	4	2
Class AF-6
WAL	17.26	6.80	6.82	2.65	1.80
Principal Window	37 - 356	39 - 242	46 - 195	29 - 36	21 - 24
Principal # Months	320	204	150	8	4
Class M-1
WAL	27.66	3.59	3.54	4.62	2.77
Principal Window	312 - 351	38 - 54	41 - 45	36 - 63	24 - 43
Principal # Months	40	17	5	28	20
Class M-2
WAL	29.60	6.05	4.74	6.07	4.11
Principal Window	351 - 357	54 - 99	45 - 78	63 - 87	43 - 60
Principal # Months	7	46	34	25	18
Class M-3
WAL	29.76	11.57	9.13	8.48	5.84
Principal Window	357 - 358	99 - 201	78 - 161	87 - 126	60 - 88
Principal # Months	2	103	84	40	29
Class M-4
WAL	28.89	6.32	5.16	4.49	3.11
Principal Window	312 - 358	38 - 178	40 - 142	49 - 89	34 - 61
Principal # Months	47	141	103	41	28
Class M-5
WAL	28.89	6.29	5.12	4.27	2.93
Principal Window	312 - 358	37 - 172	39 - 136	46 - 85	32 - 58
Principal # Months	47	136	98	40	27
Class M-6
WAL	28.89	6.25	5.07	4.10	2.78
Principal Window	312 - 358	37 - 164	39 - 130	44 - 81	30 - 55
Principal # Months	47	128	92	38	26
Class M-7
WAL	28.89	6.19	5.01	3.94	2.67
Principal Window	312 - 358	37 - 156	38 - 123	42 - 77	29 - 52
Principal # Months	47	120	86	36	24

Swap Schedule

Distribution Date	Notional Schedule(1) ($)	Distribution Date	Notional Schedule(1) ($)
February 25, 2007	341,565,000	April 25, 2009	94,915,000
March 25, 2007	330,613,309	May 25, 2009	94,915,000
April 25, 2007	317,623,735	June 25, 2009	94,915,000
May 25, 2007	302,649,774	July 25, 2009	94,915,000
June 25, 2007	285,809,128	August 25, 2009	94,915,000
July 25, 2007	267,266,852	September 25, 2009	94,915,000
August 25, 2007	247,570,157	October 25, 2009	94,915,000
September 25, 2007	227,198,729	November 25, 2009	88,155,859
October 25, 2007	206,668,309	December 25, 2009	83,496,332
November 25, 2007	186,412,720	January 25, 2010	80,485,588
December 25, 2007	166,792,107	February 25, 2010	77,584,601
January 25, 2008	148,024,326	March 25, 2010	74,789,289
February 25, 2008	130,103,407	April 25, 2010	71,595,912
March 25, 2008	112,884,423	May 25, 2010	69,030,506
April 25, 2008	96,074,765	June 25, 2010	66,557,616
May 25, 2008	94,915,000	July 25, 2010	64,173,859
June 25, 2008	94,915,000	August 25, 2010	61,875,980
July 25, 2008	94,915,000	September 25, 2010	59,580,086
August 25, 2008	94,915,000	October 25, 2010	57,449,558
September 25, 2008	94,915,000	November 25, 2010	55,395,556
October 25, 2008	94,915,000	December 25, 2010	53,415,302
November 25, 2008	94,915,000	January 25, 2011	51,506,119
December 25, 2008	94,915,000	February 25, 2011	49,665,432
January 25, 2009	94,915,000	March 25, 2011	47,890,758
February 25, 2009	94,915,000	April 25, 2011	46,179,707
March 25, 2009	94,915,000	May 25, 2011	0

(1) Assumes a swap strike rate of 5.200%

 EXCESS SPREAD (1,2)

Period	STATIC Excess Spread (%)	FWD Excess Spread (%)	FWD one Month LIBOR (%)	FWD six Month LIBOR (%)	Period	STATIC Excess Spread (%)	FWD Excess Spread (%)	FWD one Month LIBOR (%)	FWD six Month LIBOR (%)
1	3.45	3.45	5.320	5.390	43	3.65	3.57	5.100	5.177
2	2.25	2.25	5.344	5.378	44	3.65	3.57	5.112	5.183
3	2.23	2.23	5.344	5.362	45	3.65	3.57	5.122	5.187
4	2.23	2.23	5.329	5.338	46	3.64	3.56	5.130	5.188
5	2.22	2.22	5.325	5.308	47	3.64	3.56	5.134	5.189
6	2.22	2.22	5.321	5.278	48	3.63	3.55	5.136	5.189
7	2.20	2.21	5.249	5.243	49	3.62	3.54	5.134	5.189
8	2.19	2.20	5.249	5.219	50	3.63	3.55	5.133	5.190
9	2.21	2.22	5.206	5.197	51	3.60	3.52	5.132	5.191
10	2.18	2.20	5.155	5.184	52	3.56	3.54	5.132	5.194
11	2.20	2.22	5.148	5.183	53	3.49	3.47	5.134	5.198
12	2.17	2.20	5.112	5.186	54	3.54	3.52	5.136	5.203
13	2.16	2.19	5.108	5.197	55	3.49	3.47	5.139	5.209
14	2.22	2.25	5.119	5.210	56	3.48	3.46	5.143	5.217
15	2.14	2.18	5.133	5.223	57	3.52	3.51	5.149	5.226
16	2.21	2.24	5.148	5.234	58	3.46	3.44	5.155	5.235
17	2.18	2.20	5.163	5.241	59	3.51	3.50	5.164	5.245
18	2.21	2.23	5.177	5.244	60	3.44	3.42	5.173	5.254
19	2.20	2.21	5.187	5.240	61	3.44	3.42	5.184	5.263
20	2.44	2.44	5.194	5.230	62	3.55	3.53	5.194	5.271
21	2.46	2.46	5.196	5.213	63	3.42	3.41	5.203	5.279
22	2.51	2.50	5.191	5.191	64	3.47	3.46	5.212	5.285
23	2.88	2.87	5.179	5.165	65	3.40	3.39	5.220	5.290
24	2.93	2.92	5.157	5.137	66	3.45	3.43	5.226	5.293
25	2.93	2.92	5.127	5.109	67	3.38	3.36	5.232	5.295
26	3.02	3.00	5.096	5.084	68	3.36	3.35	5.236	5.296
27	3.02	2.99	5.066	5.061	69	3.41	3.40	5.239	5.296
28	3.04	3.01	5.039	5.042	70	3.34	3.33	5.241	5.295
29	3.08	3.04	5.014	5.028	71	3.39	3.38	5.241	5.294
30	3.10	3.06	4.993	5.019	72	3.32	3.31	5.240	5.292
31	3.20	3.14	4.976	5.016	73	3.31	3.30	5.237	5.291
32	3.34	3.25	4.963	5.019	74	3.48	3.47	5.235	5.290
33	3.38	3.29	4.956	5.027	75	3.29	3.28	5.233	5.290
34	3.56	3.48	4.955	5.040	76	3.34	3.33	5.232	5.290
35	3.61	3.52	4.961	5.056	77	3.27	3.26	5.231	5.291
36	3.59	3.51	4.973	5.075	78	3.32	3.31	5.231	5.293
37	3.59	3.52	4.993	5.094	79	3.25	3.24	5.232	5.296
38	3.61	3.53	5.013	5.112	80	3.24	3.23	5.234	5.299
39	3.58	3.51	5.033	5.129	81	3.29	3.28	5.236	5.304
40	3.61	3.55	5.052	5.144	82	3.22	3.21	5.239	5.309
41	3.67	3.60	5.069	5.158	83	3.27	3.26	5.243	5.314
42	3.67	3.60	5.085	5.169

(1)      Assumes the pricing prepayment speed to call.

(2)

Calculated, for the related period, as (a) interest collections on the Mortgage Loans (net of any applicable Administrative Fees), less the amount of interest accrued at the related Pass-Through Rate and paid on the related Distribution Date on the Certificates plus swap payments received from the Swap Provider minus swap payments paid to the Swap Provider divided by (b) the aggregate principal balance of the Mortgage Loans as of the beginning period and multiplied by (c) 12.

 JP Morgan Contact List

North American ABS – Home Equity			Syndicate/Sales Desk
Origination:	Brian Bernard	212-834-5139
	Paul White	212-834-5440	Andy Cherna	212-834-4154
	Tom Roh*	212-834-5936	Randall Outlaw	212-834-4154
	Jamie Gordon	212-834-5409	Melissa Traylor	212-834-4154
	Alex Wiener*	212-834-5435
	Shayna Stephanak	212-834-5727
	Kathryn Bauer*	212-834-9986
	Shilla Kim-Parker	212-834-5006	Asset-Backed Trading

Structuring	Vikas Garg	212-834-9593	Peter Basso	212-834-3720
	Haroon Jawadi*	212-834-5308	Maria Lopes	212-834-3720
	Kavitha Vignarajah	212-834-5399	Vikas Sarna	212-834-3720
	Alex Louis-Jeune	212-834-5033	Nick Sykes	212-834-3720
	Alissa Smith	212-834-5432
	Steven Wang	212-834-5833	Structuring/ Home Equity Trading

			Robert Miller	212-834-2428
			Raj Kothari	212-834-3339
			Kevin Lynn	212-834-2394
			Osmin Rivera	212-834-2151

Rating Agency Contacts

Standard & Poor’s
Truc Bui	(212) 438-2673

Moody’s
Navneet Agarwal	(212) 553-3674

Fitch
Adam Goller	(212) 908-9124

DBRS
Mark Zelmanovich	(212) 806-3260

Please Direct All Questions to the Syndicate Desk (x4-4154) Andy Cherna Randall Outlaw Melissa Traylor